Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Anthemis Digital Acquisitions I Corp on Form S-1 of our report dated April 6, 2021 with respect to our audit of the financial statements of Anthemis Digital Acquisitions I Corp as of March 15, 2021 and for the period from February 26, 2021 (inception) through March 15, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Chicago, IL

October 1, 2021